Press Release

Mr. Carlos M. García, President of Banco Santander Puerto Rico, will leave his position to accept senior executive position in Puerto Rico Government

San Juan, Puerto Rico, November 13, 2008 – Santander BanCorp (the “Company”) announced today that Mr. Carlos M. García will leave his position as Senior Executive Vice President, Chief Operating Officer and member of the Board of Directors of the Company, and as President of Banco Santander Puerto Rico (the “Bank”). Mr. García’s departure is related to his nomination as President and Chairman of the Board of the Government Development Bank for Puerto Rico (“GDB”), announced today by Puerto Rico’s Governor-elect. His departure will become effective in January 2009 upon his formal appointment by the Board of Directors of GDB.

Mr. Juan Moreno, who is serving as the Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank, will assume the position of President of the Bank after Mr. García’s departure.

Regarding Mr. García’s decision, Mr. Moreno said “Carlos García has been an important figure in the development and growth of our business in Puerto Rico. We thank Carlos for his commitment and total dedication to Santander during his 11 years of service and congratulate him on his new appointment. We regret losing him as an executive but wish him the best for the benefit of Puerto Rico.”

Institutional Background

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander, S.A (Santander). The Corporation has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Financial Services, Inc., Santander Insurance Agency, Inc. and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for thirty-two years. It offers a full array of services through 57 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,100 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services, Inc. offers consumer finance products through its network of 68 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.

Banco Santander, S.A., (SAN.MC, STD.N), headquartered in Madrid, engages primarily in commercial banking with complementary activities in global wholesale banking, cards, asset management and insurance. Santander had over EUR 1.079 trillion in funds under management at Sept. 30, 2008, from more than 65 million customers served through 11,685 offices – more branches than any other international bank. Founded in 1857, Santander is the largest financial group in Spain and Latin America and has a significant presence in Western Europe and in the United Kingdom, through its Abbey subsidiary. In the first nine months of 2008, Santander registered €6,935 million in attributable net profit, an increase of 16% from 2007, excluding capital gains. For more information, visit www.santander.com.

In Latin America, (excluding Banco Real) Santander manages over US$200 billion in business volumes (loans, deposits, mutual funds, pension funds and managed funds) through 4,638 branches. In the first nine months of 2008, (excluding Banco Real) Santander reported EUR 2,167 million in net attributable income in Latin America.

For more information contact:

Michelle Balaguer (787) 777-4186